Exhibit 10.1

ITEM 5: AMENDMENT OF THE 2003 KEY ASSOCIATE STOCK PLAN

Bank of America currently maintains the Bank of America Corporation 2003 Key Associate Stock Plan, as amended and restated effective April 1, 2004, and as subsequently amended effective April 26, 2006 and December 5, 2008, which Bank of America refers to as the Stock Plan. Under this plan, Bank of America has reserved a number of shares of its common stock for issuance to key associates in the form of stock options, stock appreciation rights (SARs), restricted stock shares and restricted stock units. The Stock Plan’s term is currently scheduled to expire on December 31, 2013.

The Stock Plan serves a critical role in our pay-for-performance compensation program. Equity awards are the simplest, most direct way to align associate interests with those of stockholders. Because the shares available for equity awards are limited, in order to balance compensation principles with stockholder interests in limiting dilution, we generally limit equity awards to more senior positions (as opposed to broad-based awards). As a general rule, the more senior or highly compensated the position, the larger the portion of the total incentive opportunity that is provided in equity. For example, for certain senior positions the equity incentive component has comprised up to 50% of total compensation, and more than 50% for executive officers.

A core objective of our equity awards under the Stock Plan is to focus key associates on sustainable results and to adjust pay delivered to reflect results ultimately achieved. In recent years we have emphasized grants of restricted stock and restricted stock units and moved away from granting stock options in order to strengthen pay alignment with sustained performance. Restricted stock and restricted stock units provide an effective mechanism to adjust pay delivered to reflect post-grant performance, both upwards and downwards. In addition, restricted stock and restricted stock units provide meaningful value consideration to strengthen performance linkage and governance objectives of the clawback provisions discussed below.

We continue to look for ways to improve our compensation programs to ensure they provide market-competitive rewards realized over time that appropriately reflect the time horizon of the risks taken and encourage proper conduct. Beginning with performance year 2009, all equity awards include a “detrimental conduct clawback” under which awards may be canceled if the associate engages in certain detrimental conduct, including violation of policies, gross negligence in performance of duties, unethical conduct and certain other types of serious misconduct in the performance of duties. Equity awards beginning with performance year 2009 for key risk-takers also include a “performance-based clawback” that subjects awards to potential cancellation if we do not remain profitable over the vesting period. We believe these award features make us an industry leader in responsible equity design and are consistent with emerging best practices from organizations like the U.S. Federal Reserve, the U.K. Financial Services Authority and the G20 Financial Stability Forum.

In order to provide a sufficient pool of equity for Bank of America to operate this compensation program, Bank of America intends to adopt, subject to stockholder approval, an amendment to the current Stock Plan to add 500 million shares of Bank of America common stock to the pool of shares available for awards. Bank of America refers to the Stock Plan as modified by this amendment as the Amended Stock Plan. The Amended Stock Plan is substantially identical in design to the current Stock Plan, other than the proposed increase to the share pool. The Amended Stock Plan extends the Stock Plan’s term by two years, from December 31, 2013 to December 31, 2015.

Plan Features and Grant Practices That Protect Stockholder Interests

The Amended Stock Plan and Bank of America’s grant practices include a number of features intended to protect the interests of stockholders:

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The Compensation and Benefits Committee regularly reviews the dilutive impact of Bank of America’s stock program, including by monitoring its “overhang” relative to its primary competitor group of leading U.S. financial services companies. “Overhang” measures shares covering outstanding awards and shares available for future grants as a percentage of the common shares outstanding, as more fully defined on page 66. As of 2009, based on the most current available data, Bank of America’s overhang was significantly lower than the median for its primary competitor group. With the shares requested, our overhang will be less than 10%. This represents a meaningful reduction in overhang from the current Stock Plan’s 11.75% level when the plan was last approved by stockholders in 2008.

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The Compensation and Benefits Committee controls the dilutive effect of equity issued under the plan by controlling the number of shares issued on an annual basis (run-rate). Over the past three calendar years (2007-2009), the annual share usage has averaged less than 1.2% of common shares outstanding.

•

Beginning with performance year 2009, equity awards will be subject to up to three separate and distinct “clawback” requirements that can result in the awards potentially being canceled or prior payments recouped. These clawback requirements work together to ensure that rewards realized over time appropriately reflect the time horizon of the risks taken and encourage proper conduct. The three clawback requirements, which are further discussed in the Compensation Discussion and Analysis on page 31, include a detrimental conduct clawback (applicable to all awards), a performance-based clawback (applicable to executive officer and other key risk-taker awards) and the Incentive Compensation Recoupment Policy (applicable to executive officers).

•

The Amended Stock Plan includes a limit on the number of shares that can be granted as “full value” awards of restricted stock shares or units. Under the Amended Stock Plan, any additional grants of full value awards beyond this limit would be counted at a 2.5:1 premium factor against the remaining available share pool.

•

The Amended Stock Plan includes a minimum three-year pro rata vesting schedule for awards. In practice, grants of stock options and restricted stock shares and units to executive officers and other members of senior management have incorporated a three-year cliff-vesting schedule. Grants of stock options to executive officers and other members of senior management also include a requirement to hold “net profit shares” for up to three years after exercise.

•

For awards made to senior management for performance in 2007 and later years, dividends/dividend equivalents on restricted stock shares/units are accrued with interest from the grant date and paid only if and when the underlying award becomes vested.

•	The Amended Stock Plan incorporates specific limitations on the ability of the Compensation and Benefits Committee to accelerate vesting or waive restrictions on awards.

•

The Amended Stock Plan does not provide for automatic vesting of awards upon a change in control (sometimes referred to as “single trigger” vesting). Instead, the Amended Stock Plan permits the Compensation and Benefits Committee to provide for vesting only if the participant’s employment is terminated in connection with a change in control (i.e., “double trigger” vesting).

•

The Amended Stock Plan does not include provisions frequently labeled as “liberal share counting” provisions by institutional investors (e.g., the ability to re-use shares tendered or surrendered to pay the exercise cost or tax obligation of grants or the “net counting” of shares for stock option or SAR exercises). The only add backs are for awards that are canceled or forfeited or for awards settled in cash.

•	The Amended Stock Plan prohibits the use of discounted stock options or SARs, the use of dividend equivalents on stock options or SARs, or the use of reload options.

•

The Amended Stock Plan does not provide for option or equity transferability to third parties “for consideration.” The transfer of awards, if at all, is limited to immediate family members without consideration and by the laws of descent and distribution.

•	The Amended Stock Plan broadly prohibits the re-pricing of stock options or SARs without stockholder approval, including the repurchase of underwater options or SARs for cash.

•	The current Stock Plan was last approved by stockholders in 2008 with a more than 81% approval rating.

The following is a summary of the material terms of the Amended Stock Plan, with significant differences from the current Stock Plan identified where applicable. It is qualified in its entirety by reference to the terms of the Amended Stock Plan. A copy of the Amended Stock Plan is attached to this proxy statement as Appendix B. The Amended Stock Plan will become effective only if it is approved by Bank of America’s stockholders.

Number of Shares

Under the Stock Plan as currently in effect, there are reserved for issuance an aggregate of 200 million shares of Bank of America common stock, plus (a) any remaining shares that were available for awards as of December 31, 2002 under the Bank of America Corporation Key Employee Stock Plan (the predecessor to the Stock Plan) (33.7 million shares), plus (b) any shares covered by awards granted under the Bank of America Corporation Key Employee Stock Plan before January 1, 2003 that again become available because of cancellation or forfeiture of an award, plus (c) 102 million shares approved by the stockholders effective as of April 1, 2004 (upon completion of the FleetBoston acquisition), plus (d) 180 million shares approved by the stockholders effective as of April 26, 2006 (related to the MBNA acquisition), plus (e) 105 million shares approved by the stockholders effective as of January 1, 2009 (upon completion of the Merrill Lynch acquisition). As of February 28, 2010, there were 39.7 million shares of Bank of America common stock available for future awards under the current Stock Plan. Of this total, no more than approximately 4.1 million shares may be issued as restricted stock shares or restricted stock units (on a one-for-one share basis).

Under the Amended Stock Plan, there would be added an additional 500 million shares of Bank of America common stock available for awards, all of which could be awarded as restricted stock shares or restricted stock units on a one-for-one share basis. As under the current Stock Plan, any full value award issued in excess of this limit would count as 2.5 shares against the pool of available shares.

The share counting and add-back provisions under the Amended Stock Plan are unchanged. As under the current Stock Plan, shares covered by awards under the Amended Stock Plan will again be available for awards if and to the extent (a) the award is canceled or forfeited or (b) the award is settled in cash. Shares used to cover the exercise price of stock options or to cover any tax withholding obligations in connection with awards will not again be available for awards under the Amended Stock Plan. In addition, the total number of shares covering stock-settled SARs or net-settled options will be counted against the pool of available shares, not just the net shares issued upon exercise. In addition, if awards currently outstanding under the Merrill Lynch & Co., Inc. Long Term Incentive Compensation Plan for Executive Officers or the Merrill Lynch Financial Advisor Capital Accumulation Award Plan are canceled, forfeited or settled in cash, the shares related to such awards will thereafter be available for awards under the Amended Stock Plan. Any such prior Merrill Lynch awards that are currently outstanding as restricted stock shares or units could be awarded as restricted stock shares or units under the Amended Stock Plan on a one-for-one share basis. Any such prior Merrill Lynch awards that are currently outstanding as stock op-

tions or SARs would be added to the pool of shares available as stock options or SARs on a one-for-one basis or count as 2.5 shares if issued as restricted stock shares or units.

Shares issued under the Amended Stock Plan, as under the current Stock Plan, may be original issue shares, treasury stock, shares purchased in the open market or otherwise, all as determined by the company.

Administration

As under the current Stock Plan, the Amended Stock Plan is designed to be administered by the Compensation and Benefits Committee. To the extent permitted by law, the Compensation and Benefits Committee may designate an individual or committee (which need not consist of directors) to act as the appropriate committee under the Amended Stock Plan for awards to key associates who are not “officers” under Section 16 of the Securities Exchange Act of 1934 or “covered employees” under Section 162(m) of the Code. Under the Amended Stock Plan, the Compensation and Benefits Committee has authority with respect to the following:

•	the selection of the key associates to receive awards from time to time;

•	the granting of awards in amounts as it determines;

•	the imposition of limitations, restrictions and conditions upon awards as it deems appropriate;

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the establishment of performance targets and allocation formulas for awards of restricted stock shares or restricted stock units intended to be “qualified performance-based compensation” under Code Section 162(m);

•	the certification of the attainment of performance goals, if applicable, as required by Code Section 162(m);

•	the interpretation of the Amended Stock Plan and the adoption, amendment and rescission of administrative guidelines and other rules and regulations relating to the Amended Stock Plan;

•	the correction of any defect or omission or reconciliation of any inconsistency in the Amended Stock Plan or any award granted under the Amended Stock Plan; and

•	the making of all other determinations and taking of all other actions necessary or advisable for the implementation and administration of the Amended Stock Plan.

The Compensation and Benefits Committee also has limited authority to accelerate the vesting and/or waive any restrictions on any outstanding awards. Such authority to accelerate vesting or waive restrictions may not be applied to: (i) any current or former executive officer of Bank of America; or (ii) more than an aggregate of 20 million shares, which represents 4% of the additional shares requested. (The current Stock Plan authorizes accelerated vesting on up to 9 million shares, which was 5% of the shares requested in 2006 when this provision was first added.) No awards may be made under the Amended Stock Plan after December 31, 2015.

Eligibility

Only “key associates” of Bank of America and its subsidiaries may participate in the Amended Stock Plan. Key associates are those associates of Bank of America and its subsidiaries who occupy managerial or other important positions and who have made, or are expected to make, important contributions to the business of Bank of America, as determined by the Compensation and Benefits Committee, including persons employed outside the United States. Approximately 45,000 associates are expected to be eligible to participate. As mentioned above, the Compensation and Benefits Committee in its discretion selects which key associates would in fact receive any awards from time to time.

Types of Awards

The Amended Stock Plan, like the current Stock Plan, permits awards of stock options, SARs, restricted stock shares and restricted stock units, all of which are described in more detail below.

Awards of Stock Options and SARs. The Amended Stock Plan provides for the grant of options to purchase shares of Bank of America common stock at option prices which are not less than the fair market value of a share of Bank of America common stock at the close of business on the date of grant. (The fair market value of a share of Bank of America common stock as of February 26, 2010, was $16.66.) The Amended Stock Plan also provides for the grant of SARs to key associates. SARs entitle the holder upon exercise to receive either cash or shares of Bank of America common stock or a combination of the two, as the Compensation and Benefits Committee in its discretion may determine, with a value equal to the difference between: (i) the fair market value on the exercise date of the shares with respect to which a SAR is exercised; and (ii) the fair market value of the shares on the date of grant.

Awards of options under the Amended Stock Plan, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Compensation and Benefits Committee. No more than an aggregate of 40 million shares may be awarded as incentive stock options under the Amended Stock Plan. The terms and conditions of each option and SAR are to be determined by the Compensation and Benefits Committee (or its designees) at the time of grant.

Options and SARs granted under the Amended Stock Plan will expire not more than 10 years from the date of grant, and the award agreements entered into with each participant will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the participant’s death, disability or termination of employment.

It has been Bank of America’s practice over the last several years to require participants in senior management who receive stock options to hold any gains realized upon exercise of their stock options (net of taxes and transaction costs) in the form of shares of Bank of America common stock for a period of one or three years following exercise (depending on the participant’s level within senior management), or until termination of employment, if earlier. Stock options have not been granted for performance year 2008 or 2009 awards.

The Amended Stock Plan includes two additional limitations on stock option and SAR grants:

•	The Amended Stock Plan expressly prohibits dividend equivalents with respect to stock options and SARs.

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The Amended Stock Plan permits nonqualified stock options and SARs to be transferable if and to the extent permitted under the applicable award agreement, but prohibits any such transfer to be made for consideration.

Awards of Restricted Stock Shares and Restricted Stock Units. Under the Amended Stock Plan, the Compensation and Benefits Committee may award key associates restricted shares of Bank of America common stock or restricted stock units which represent the right to receive shares of Bank of America common stock (or cash equal to the fair market value of those shares). The award agreement with the participant will contain the terms of the award, including any applicable conditions, which may include the continued service of the participant with Bank of America, the attainment of specified performance goals or any other conditions deemed appropriate by the Compensation and Benefits Committee.

Bank of America’s practice has been to link the award of restricted stock shares and units to an annual review of key associate performance. The annual performance review follows a principled, structured framework for analysis. This analysis focuses on financial performance measures that the Compensation and Benefits Committee believes collectively best indicate successful management of our business. The analysis takes into account both performance against internal business goals and relative performance against our competitors over one-year and multi-year periods. See the Compensation Discussion and Analysis on page 30 for additional information on our pay-for-performance program.

Restricted stock shares will be held in the custody of Bank of America until the applicable restrictions, if any, have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate restricted stock shares until the applicable restrictions are satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant’s account, free of restrictions. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock shares. The participant will also be credited with dividends with respect to the shares. Dividends may be payable currently or subject to additional restrictions as determined by the Compensation and Benefits Committee and reflected in the award agreement. For awards made to senior management for performance in 2007 and later years, dividends are accrued with interest from the grant date and paid only if and when the underlying award becomes vested.

The award agreement for any restricted stock units will specify whether units that become earned and payable will be settled in shares of Bank of America common stock (with one share of Bank of America common stock to be delivered for each earned and payable restricted stock unit), in cash (equal to the aggregate fair market value of the restricted stock units that are earned and payable), or in a combination of shares and cash. Shares of Bank of America common stock used to pay earned restricted stock units may have additional restrictions, as determined by the Compensation and Benefits Committee. Unpaid restricted stock units may have dividend equivalent rights, as determined by the Compensation and Benefits Committee and evidenced in the award agreement. As with restricted stock shares, awards of restricted stock units made to senior management for performance in 2007 and later years include dividend equivalents that accrue with interest from the grant date and are paid only if and when the underlying award becomes vested. Unpaid restricted stock units have no voting rights.

The Amended Stock Plan, like the current Stock Plan, places limits on the use of restricted stock shares and restricted stock units:

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From and after February 28, 2010, no more than 504.1 million shares of Bank of America common stock may be awarded under the Amended Stock Plan as restricted stock shares or restricted stock units. This 504.1 million shares is comprised of the approximately 4.1 million shares that were available for awards of restricted stock shares or units as of February 28, 2010 under the current Stock Plan plus the 500 million additional shares to be added to the plan if the Amended Stock Plan is approved by the stockholders. This limit is subject to adjustment for prior awards of restricted stock shares or restricted stock units that are canceled, forfeited or settled in cash, as described under “Number of Shares” above.

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In addition, if this restricted stock pool is exhausted, the Amended Stock Plan permits the use of any remaining shares otherwise available for awards of stock options or SARs to be used for awards of restricted stock shares or restricted stock units. However, each such additional award of restricted stock shares or restricted stock units will count as 2.5 shares against the remaining available pool for stock options or SARs. This provision is unchanged from the current Stock Plan.

Minimum Vesting Conditions

For stock-settled awards intended to vest solely on the basis of the passage of time, the awards will not vest more quickly than ratably over a three-year period beginning on the first anniversary of the award. Awards may vest more quickly in the event of (a) death, disability or retirement, (b) job loss due to workforce reduction, job elimination or divestiture or (c) under the “change in control” provisions of the Amended Stock Plan. The following awards will not be subject to a minimum time-based vesting requirement: (i) awards that become vested upon the achievement of performance goals over a period of at least one year, (ii) awards of restricted stock shares or units made in lieu of annual incentive compensation (because these awards are already based on an annual review of performance) and (iii) awards necessary in the recruitment of new key associates or for the retention of key associates in connection with a business combination.

Stock Plan Benefits Table

Because awards under the Amended Stock Plan are discretionary, awards are generally not determinable at this time. The following table presents information on Bank of America’s equity compensation plans at December 31, 2009:

Plan Category (1) (2)	Number of Shares to be Issued Under Outstanding Options and Rights (3)	Weighted Average Exercise Price of Outstanding Options (4)	Number of Shares Remaining for Future Issuance Under Equity Compensation Plans
Plans approved by the Corporation’s shareholders	286,824,064	$40.53	283,604,110	(5)
Plans not approved by the Corporation’s shareholders (6)	126,222,932	$66.99	49,092,032	(7)

Total	413,046,996	$48.11	332,696,142

(1)

This table does not include outstanding options to purchase 14,078,269 shares of the Corporation’s common stock that were assumed by the Corporation in connection with prior acquisitions, under whose plans the options were originally granted. The weighted average option price of these assumed options was $73.55 at December 31, 2009. Also, at December 31, 2009 there were 324,681 vested deferred restricted stock units associated with these plans. No additional awards were granted under these plans following the respective dates of acquisition.

(2)

This table does not include outstanding options to purchase 13,726,608 shares of the Corporation’s common stock that were assumed by the Corporation in connection with the Merrill Lynch acquisition, which were originally issued under certain Merrill Lynch plans. The weighted average option price of these assumed options was $57.50 at December 31, 2009. Also, at December 31, 2009 there were 27,242,816 outstanding restricted stock units and 1,980,847 vested deferred restricted stock units and stock option gain deferrals associated with such plans. These Merrill Lynch plans were frozen at the time of the acquisition and no additional awards may be granted under these plans. However, as previously approved by the Corporation’s shareholders, if any of the outstanding awards under these frozen plans subsequently are cancelled, forfeited or settled in cash, the shares relating to such awards thereafter will be available for future awards issued under the Key Associate Stock Plan.

(3)

Includes 89,089,935 outstanding restricted stock units and 834,728 vested deferred restricted stock units under plans approved by the Corporation’s shareholders and 47,204,462 outstanding restricted stock units under plans not approved by the Corporation’s shareholders.

(4)	Does not reflect restricted stock units included in the first column, which do not have an exercise price.

(5)

Includes 282,870,925 shares of common stock available for future issuance under the Key Associate Stock Plan (including 9,479,676 shares originally subject to awards outstanding under frozen Merrill Lynch plans at the time of the acquisition which subsequently have been cancelled, forfeited or settled in cash and become available for issuance under the Key Associate Stock Plan, as described in note (2) above) and 733,185 shares of common stock which are available for future issuance under the Corporation’s Directors’ Stock Plan.

(6)

In connection with the Merrill Lynch acquisition, the Corporation assumed and has continued to issue awards in accordance with applicable NYSE listing standards under the following plans, which were not approved by the Corporation’s shareholders: the Merrill Lynch Employee Stock Compensation Plan (the “ESCP”) and the Merrill Lynch Employee Stock Purchase Plan (the “ESPP”), both of which were approved by Merrill Lynch’s shareholders prior to the acquisition. The material features of these plans are described below.

(7)	This amount includes 36,661,929 shares of common stock available for future issuance under the ESCP and 12,430,103 shares of common stock available for future issuance under the ESPP.

The Corporation has certain stock-based compensation plans that were not approved by its stockholders. These plans are the ESCP and the ESPP. Descriptions of the material features of these plans follow.

Merrill Lynch Employee Stock Compensation Plan. The ESCP covers associates who were salaried key employees of Merrill Lynch or its subsidiaries immediately prior to the effective date of the Merrill Lynch acquisition, other than executive officers. Under the ESCP, the Corporation may award restricted shares, restricted units, incentive stock options, nonqualified stock options and stock appreciation rights. Awards of restricted shares and restricted units are subject to a vesting schedule specified in the grant documentation. Restricted shares and restricted units under the ESCP may generally be cancelled prior to the vesting date in the event of (i) violation of covenants specified in the grant documentation (including, but not limited to, non-competition, non-solicitation, nondisparagement and confidentiality covenants) or (ii) termination of employment prior to the end of the vesting period (except in certain limited circumstances, such as death, disability and retirement). Options have an exercise price equal to the fair market value of the stock on the date of grant. Options granted under the ESCP expire not more than 10 years from the date of grant, and the applicable grant documentation specifies the extent to which options may be exercised during their respective terms, including in the event of an associate’s death, disability or termination of employment. Shares that are cancelled, forfeited or settled in cash from an additional frozen Merrill Lynch plan also will become available for grant under the ESCP.

Merrill Lynch Employee Stock Purchase Plan. The purpose of the ESPP is to give employees of Merrill Lynch and its eligible subsidiaries an opportunity to purchase the Corporation’s common stock through payroll deductions (an employee can elect either payroll deductions of 1% to 10% of current compensation or an annual dollar amount equal to a maximum of 10% of current eligible compensation). Shares are purchased quarterly at 95% of the fair market value (average of the highest and lowest share prices) on the date of the purchase and the maximum annual contribution is $23,750. An associate is eligible to participate if he or she was employed by Merrill Lynch or any participating subsidiary for at least one full year by the start of the new plan year.

The following information provides an update to the Bank of America information as of February 28, 2010:

•	There were approximately 276.0 million stock options outstanding with a weighted average exercise price of $50.47 per share and a weighted average remaining term of 4.19 years.

•

There were approximately 186.1 million unvested shares of restricted stock and share-settled restricted stock units outstanding, including vested deferred restricted stock units and shares of restricted stock and share-settled restricted stock units previously granted as part of annual incentive awards under Bank of America’s Equity Incentive Plan, Executive Incentive Compensation Plan or other annual incentive programs.

•

The total of unvested shares of restricted stock above does not include approximately 69.3 million shares that were granted in February 2010 in lieu of a portion of incentive cash compensation to certain associates as part of their normal year-end incentive payments. These awards were made as part of our TARP repayment and were vested upon grant, but they remain subject to transfer and other restrictions. Restrictions on half of these shares will be lifted in August 2010 and restrictions on the remaining half of the shares will be lifted in August 2011. These shares are included in common shares outstanding as of February 28, 2010.

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There were approximately 97.4 million shares that remain available for awards of future grants, of which approximately 39.7 million shares are available for awards under the current Stock Plan, approximately 57.0 million shares are available under the ESCP and approximately 733 thousand shares are available for awards under the Directors’ Stock Plan. Of the shares under the current Stock Plan, no more than approximately 4.1 million shares may be granted as awards of restricted stock shares or restricted stock units (on a one-for-one share basis).

•	If the additional 500 million shares are approved, all such shares will be available for restricted stock awards.

Overhang

The Compensation and Benefits Committee regularly reviews the dilutive effect of the Stock Plan on Bank of America’s stockholders (sometimes called “overhang”), and compares this level of overhang against the level of overhang at its primary competitor group, made up of five leading United States financial services companies, as further described under “Competitor Groups” in the Compensation Discussion and Analysis at page 35. As of 2009, the most current available data, Bank of America’s overhang was significantly lower than the median for this competitor group.

As of February 28, 2010, assuming approval of the Amended Stock Plan, Bank of America’s total overhang would be 9.56%.

For the purpose of calculating the overhang in the previous paragraph, Bank of America is using “fully diluted overhang,” which equals Amount A divided by Amount B, where Amount A equals the sum of all outstanding stock options, unvested restricted stock units and unvested restricted stock shares plus shares available for future grants under all plans, and Amount B equals the sum of total shares of Bank of America common stock outstanding plus Amount A less unvested restricted stock shares. As of February 28, 2010: (i) the number of outstanding stock options, unvested restricted stock units and unvested restricted stock shares equals approximately 462.1 million; (ii) the number of shares available for future grants under all plans assuming approval of the Amended Stock Plan equals approximately 597.4 million; (iii) the number of shares of Bank of America common stock outstanding equals approximately 10.032 billion; and (iv) the number of unvested restricted stock shares is approximately 5.3 million (which are already included in Bank of America common stock outstanding).

Run Rate

The Compensation and Benefits Committee reviews throughout the year the rate at which Bank of America is granting equity awards relative to its shares of Bank of America common stock outstanding (sometimes referred to as Bank of America’s “run rate”), and compares this run rate to the run rates at Bank of America’s primary competitor group. As of 2009, the most current available data, Bank of America’s run rate was the lowest in this competitor group. Over the past three calendar years (2007-2009), the annual share usage has averaged less than 1.2% of common shares outstanding.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to the principal executive officer or any of the three most highly compensated officers other than the principal executive officer or principal financial officer, referred to as the “covered individuals.” This limitation does not apply, however, to “qualified performance-based compensation.” Because stock options or SARs granted under the Amended Stock Plan must have an exercise price equal at least to fair market value at the date of grant, are granted to covered individuals by a Compensation and Benefits Committee consisting of at least two outside directors, and the Amended Stock Plan limits the number of shares that may be the subject of awards granted to any key associate during any calendar year, compensation from the exercise of stock options or SARs should be treated as “qualified performance-based compensation” for purposes of Section 162(m).

In addition, the Amended Stock Plan authorizes the Compensation and Benefits Committee to make awards of restricted stock shares or restricted stock units that are conditioned on the satisfaction of performance criteria. For those awards intended to meet the requirements of the “qualified performance-based compensation” exception to Section 162(m), the Compensation and Benefits Committee must establish the applicable performance conditions prior to or within a specified period after the start of the applicable performance period. The Compensation and Benefits Committee may select from the following performance measures for this purpose:

•	total revenue (defined as the sum of net interest income on a taxable-equivalent basis and noninterest income);

•	net income;

•	shareholder value added (which equals the cash basis operating earnings for a year less a charge for the use of capital for the year);

•	return on average common stockholders’ equity;

•	return on average assets;

•	earnings per common share (using either diluted earnings or not);

•	operating earnings per common share (using either diluted earnings or not);

•	total stockholder return;

•	customer satisfaction (determined based on objective criteria approved by the Compensation and Benefits Committee);

•	expense management;

•	operating margin;

•	operating leverage; or

•	cash flow.

The performance conditions will be stated in the form of an objective, nondiscretionary formula, and the Compensation and Benefits Committee will certify in writing the attainment of those performance conditions prior to any payment or distributions with respect to awards. The Compensation and Benefits Committee in its discretion may adjust downward any award.

As under the current Stock Plan, in no event may an individual receive awards under the Amended Stock Plan for a given calendar year covering in excess of four million shares of Bank of America common stock.

So that options and SARs granted under the Amended Stock Plan qualify for the exclusion for performance-based compensation, and to permit the Compensation and Benefits Committee to grant other awards under the Amended Stock Plan that are intended to qualify for the exclusion, the Amended Stock Plan is being submitted to Bank of America’s stockholders for approval. A vote in favor of approving the Amended Stock Plan will be a vote approving all the material terms and conditions of the plan for purposes of the performance-based exemption under Section 162(m), including the performance measures, eligibility requirements and limits on various stock awards, in each case as described above.

Withholding for Payment of Taxes

As with the current Stock Plan, the Amended Stock Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The Amended Stock Plan permits a participant to satisfy this requirement, with the approval of the Compensation and Benefits Committee and subject to the terms of the Amended Stock Plan, by having Bank of America withhold from the participant a number of shares of Bank of America common stock otherwise issuable under the award having a fair market value equal to the amount of applicable payroll and withholding taxes.

Changes in Capitalization and Similar Changes

As with the current Stock Plan, in the event of any change in the number of outstanding shares of Bank of America common stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of Bank of America common stock with respect to which awards may be made under the Amended Stock Plan, the annual limit on individual awards, the limits on incentive stock options, restricted stock and restricted stock units and the terms, types of shares and number of shares of any outstanding awards under the Amended Stock Plan will be equitably adjusted by the Compensation and Benefits Committee in its discretion to preserve the benefit of the award for Bank of America and the participant.

Change in Control

The current Stock Plan provides for automatic full vesting of awards upon the occurrence of a “change in control” of Bank of America (as defined in the plan). This approach is commonly referred to as “single trigger” vesting and has been a common industry practice.

The Amended Stock Plan departs from this approach. Instead, the Amended Stock Plan permits the Compensation and Benefits Committee to provide for vesting of awards in connection with a change in control of Bank of America only if there is also a termination of employment in connection with the change in control. This is often referred to as “double trigger” vesting. For these purposes, a termination is considered to be in connection with a change of control if it occurs upon or within two years after the change in control and is for one of the following two reasons: (i) an involuntary termination by the company without “cause” or (ii) a termination by the participant for “good reason.” “Cause” and “good reason” will be as defined in the applicable award agreements. In addition, the Committee may provide for the assumption or substitution of awards by a surviving corporation.

Amendment and Termination of the Plan

The Bank of America board of directors has the power to amend, modify or terminate the Amended Stock Plan on a prospective basis. Stockholder approval will be obtained for any change to the material terms of the Amended Stock Plan to the extent required by NYSE listing requirements, Code Section 162(m), or other applicable law.

Option Repricing Prohibited

As under the current Stock Plan, the Amended Stock Plan specifically prohibits the re-pricing of stock options or SARs without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of a stock option or SAR to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling a stock option or SAR at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award, unless the cancellation and exchange occurs in connection with change in capitalization or similar change. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the key associate.

Federal Income Tax Treatment

The following discussion summarizes certain U.S. federal income tax consequences of awards under the Amended Stock Plan based on the law as in effect on the date of this proxy statement. The following discussion does not purport to cover federal employment taxes or other federal tax consequences that may be associated with awards, nor does it cover state, local or non-U.S. taxes.

Incentive Stock Options. Options granted under the Amended Stock Plan and intended to qualify as incentive stock options will be subject to the applicable provisions of the Code, including Section 422. If shares of Bank of America’s common stock are issued to an optionee upon the exercise of an incentive stock option, if no “disqualifying disposition” of the shares is made by the optionee within one year after the exercise of the incentive stock option or within two years after the date the incentive stock option was granted, and if the options otherwise satisfy all applicable requirements under the Code to qualify as incentive stock options, then (a) no income will be recognized by the optionee at the time of the grant of the incentive stock option, (b) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (c) upon sale of the shares of Bank of America’s common stock acquired by exercise of the incentive stock option, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a capital gain (at varying rates depending upon the optionee’s holding period in the shares and income level) and any loss sustained will be a capital loss, and (d) no deduction will be allowed to Bank of America for federal income tax purposes. If a “disqualifying disposition” of the shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and Bank of America will be entitled to a federal income tax deduction equal to that amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition” will be taxable as capital gain at that time to the holder (at varying rates depending upon the holder’s holding period in the shares and income level), for which Bank of America will not be entitled to a federal tax deduction. Upon exercise of an incentive stock option, the optionee may be subject to alternative minimum tax.

Nonqualified Stock Options. With respect to nonqualified stock options granted to optionees under the Amended Stock Plan, in general (a) the optionee will realize no income at the time the nonqualified stock option is granted, (b) at exercise, the optionee will realize ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and Bank of America will receive a tax deduction for the same amount and (c) on disposition, the holder will treat appreciation or depreciation after the date of exercise as capital gain or loss and taxed at varying rates depending upon the holder’s holding period in the shares and income level.

Restricted Stock Shares. Upon becoming entitled to receive shares at the end of the applicable restricted period without a forfeiture, the recipient will have ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who so elects under Code Section 83(b) within 30 days after the date of the grant will have ordinary income on the date of the grant equal to the fair market value of the restricted stock shares as if the shares were unrestricted and could be sold immediately. If the shares subject to the election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon the sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss will begin when the restricted period expires, and the tax basis will be equal to the fair market value of the shares when the restricted period expires. However, if the recipient timely elects under Section 83(b) to be taxed as of the date of grant, the holding period will commence on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. Bank of America generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.

Restricted Stock Units. A participant who is awarded restricted stock units will not recognize income and Bank of America will not be allowed a deduction at the time the award is made. When a participant receives payment for restricted stock units in shares of Bank of America’s common stock or cash, the fair market value of the shares or the amount of the cash received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to Bank of America. However, if there is a substantial risk that any shares of Bank of America’s common stock used to pay out earned restricted stock units will be forfeited (for example, because the Compensation and Benefits Committee conditions those shares on the performance of future services), the taxable event will be deferred until the risk of forfeiture lapses. In this case, the participant can elect to make an election under Section 83(b) of the Code as previously described. Bank of America can take the deduction at the time the ordinary income is recognized by the participant.